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                                                Filed Pursuant to Rule 424(b)(3)
                                       Registration Statement Nos. 333-90588 and
                                                                    333-90588-01


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 22, 2002)


                             AIMCO PROPERTIES, L.P.

To Limited Partners of VMS National Residential Portfolio II
  Who are Residents of the Following States:

         Alaska                                      Ohio
         District of Columbia                        Pennsylvania
         Hawaii                                      South Carolina
         Iowa                                        Tennessee
         Kentucky                                    Texas
         Michigan                                    Wisconsin
         Missouri


                  In connection with the exchange offer for VMS National Residential Portfolio II (a participant in VMS National Properties Joint Venture) described in the Prospectus referred to above, we can now offer to acquire your units for $3,000 in cash, 64.50 of our partnership common units, or a combination thereof. Previously, we could offer you only the cash consideration, but not our partnership common units because the securities administrator in your state had not yet approved our offering of such securities in your state. We have now received such approval and can now offer you a choice of consideration. THEREFORE, AT THIS TIME, YOU CAN ELECT TO RECEIVE IN EXCHANGE FOR EACH UNIT IN YOUR PARTNERSHIP, $3,000 IN CASH, 64.50 OF OUR PARTNERSHIP COMMON UNITS, OR A COMBINATION THEREOF.

                  IF YOU ACCEPT OUR OFFER, PLEASE INDICATE ON THE ENCLOSED LETTER OF TRANSMITTAL WHICH CONSIDERATION YOU ELECT. If you have already sent a Letter of Transmittal and want to accept a consideration other than cash, you must complete a new Letter of Transmittal with a later date. If you have any questions regarding the Letter of Transmittal, please contact the Information Agent, River Oaks Partnership Services, Inc., toll free, at (888) 349-2005.




                                November 4, 2002